Filed Pursuant to Rule 424(b)(3) / Rule 424(b)(8)
Registration No. 333-195504

PROSPECTUS

Ingersoll-Rand Global Holding Company Limited

Offers to Exchange

$350,000,000 principal amount of its 2.875% Senior Notes due 2019 (the “2019 exchange notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) for any and all of its outstanding 2.875% Senior Notes due 2019 (the “2019 notes”) (the “2019 notes offer”).

$700,000,000 principal amount of its 4.250% Senior Notes due 2023 (the “2023 exchange notes”) which have been registered under the Securities Act for any and all of its outstanding 4.250% Senior Notes due 2023 (the “2023 notes”) (the “2023 notes offer”).

$500,000,000 principal amount of its 5.750% Senior Notes due 2043 (the “2043 exchange notes” and, together with the 2019 exchange notes and the 2023 exchange notes, the “exchange notes”) which have been registered under the Securities Act for any and all of its outstanding 5.750% Senior Notes due 2043 (the “2043 notes” and, together with the 2019 notes and the 2023 notes, the “eligible notes” and the eligible notes collectively with the exchange notes, the “notes”) (the “2043 notes offer” and, together with the 2019 notes offer and the 2023 notes offer, the “exchange offers” and, with respect to each series of notes, each individually an “exchange offer”).

The exchange notes will be fully and unconditionally and jointly and severally guaranteed on a senior unsecured basis by Ingersoll-Rand plc (“IR plc”), Ingersoll-Rand Company Limited (“IRCL”) and Ingersoll-Rand International Holding Limited (“IRIHL”), each of which is a direct or indirect parent company of Ingersoll-Rand Global Holding Company Limited (“IRGHCL” or the “Issuer”). Ingersoll-Rand Company (“IRNJ” or the “Co-obligor”), which is a wholly-owned subsidiary of the Issuer, will be a co-obligor of the exchange notes and will assume, jointly and severally with the Issuer, the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on all of the exchange notes and the due and punctual performance and observance of all covenants and conditions of the indenture to be performed by the Issuer.

We are conducting the exchange offers in order to provide you with an opportunity to exchange your unregistered eligible notes for freely tradeable notes that have been registered under the Securities Act.

The Exchange Offers

•	We will exchange all eligible notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of eligible notes at any time prior to the close of business, New York City time, on the last business day on which the applicable exchange offer remains open.

•	Each exchange offer expires at the end of the day, 12:00 a.m. midnight, New York City time, on June 10, 2014, unless extended.

•	The exchange of eligible notes for exchange notes in the exchange offers will not be a taxable event for U.S. federal income tax purposes.

•	The terms of the exchange notes to be issued in the applicable exchange offer are substantially identical to the eligible notes, except that the exchange notes will be freely tradeable.

Results of the Exchange Offers

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

All untendered eligible notes will continue to be subject to the restrictions on transfer set forth in the eligible notes and in the related indenture. In general, the eligible notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, we do not currently anticipate that we will register the eligible notes under the Securities Act.

Investing in the exchange notes involves risks. See “Risk Factors” beginning on page 12 for a discussion of certain risks that you should consider before participating in the exchange offers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offers or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for eligible notes where such eligible notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is May 13, 2014.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not, and the initial purchasers of the eligible notes are not, making an offer of these securities in any state where the offer is not permitted.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Ingersoll-Rand,” “we,” “us” and “our” refer, collectively, to IR plc and its consolidated subsidiaries, including the Issuer, the Co-obligor and the Guarantors; the “Issuer” refers only to IRGHCL and not to its subsidiaries or affiliates; the “Co-obligor” refers only to IRNJ and not to its subsidiaries or affiliates; and the “Guarantors” refers, collectively, to IR plc, IRCL and IRIHL and to each other guarantor who guarantees the notes under the indenture that governs the notes, but not to any of their subsidiaries or affiliates.

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FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus, other than purely historical information, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements.

Forward-looking statements may relate to such matters as projections of revenue, margins, expenses, tax provisions, earnings, cash flows, benefit obligations, share or debt repurchases or other financial items; any statements of the plans, strategies and objectives of management for future operations, including those relating to any statements concerning expected development, performance or market share relating to our products and services; any statements regarding future economic conditions or our performance; any statements regarding pending investigations, claims or disputes, including those relating to the Internal Revenue Service audit of our consolidated subsidiaries’ tax filings; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. These statements are based on currently available information and our current assumptions, expectations and projections about future events. While we believe that our assumptions, expectations and projections are reasonable in view of the currently available information, you are cautioned not to place undue reliance on our forward-looking statements. You are advised to review any further disclosures we make on related subjects in materials we file with or furnish to the SEC. Forward-looking statements speak only as of the date they are made and are not guarantees of future performance. They are subject to future events, risks and uncertainties—many of which are beyond our control—as well as potentially inaccurate assumptions, that could cause actual results to differ materially from our expectations and projections. We do not undertake to update any forward-looking statements.

Factors that might affect our forward-looking statements include, among other things:

•	overall economic, political and business conditions in the markets in which we operate;

•	the demand for our products and services;

•	competitive factors in the industries in which we compete;

•	changes in tax requirements (including tax rate changes, new tax laws and revised tax law interpretations);

•	the outcome of any litigation, governmental investigations or proceedings;

•	the outcome of any income tax audits or settlements;

•	interest rate fluctuations and other changes in borrowing costs;

•	other capital market conditions, including availability of funding sources and currency exchange rate fluctuations;

•	availability of and fluctuations in the prices of key commodities and the impact of higher energy prices;

•	the ability to achieve cost savings in connection with our productivity programs;

•	potential further impairment of our goodwill, indefinite-lived intangible assets and/or our long-lived assets;

•	the possible effects on us of future legislation in the U.S. that may limit or eliminate potential U.S. tax benefits resulting from our incorporation in a non-U.S. jurisdiction, such as Ireland, or deny U.S. government contracts to us based upon our incorporation in such non-U.S. jurisdiction; and

•	our ability to fully realize the expected benefits of the spin-off of our commercial and residential security businesses.

Some of the significant risks and uncertainties that could cause actual results to differ materially from our expectations and projections are described more fully in Item 1A “Risk Factors” in IR plc’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 14, 2014 (the “2013 Form 10-K”). You should read that information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements and related notes in the 2013 Form 10-K and in IR plc’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on April 23, 2014 (the “First Quarter 2014 10-Q”). We note such information for investors as permitted by the Private Securities Litigation Reform Act of 1995.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and on our corporate website at http://www.ingersollrand.com. Information on our website does not constitute part of this prospectus, and any references to this website or any other website are inactive textual references only. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

The IR plc ordinary shares are listed on the New York Stock Exchange (“NYSE”) under the trading symbol “IR”. Our SEC filings are also available at the office of the NYSE located at 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus the information contained in documents we file with the SEC, which means that we disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read the information with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus, the following documents:

•	the 2013 Form 10-K;

•	the First Quarter 2014 10-Q;

•	IR plc’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 24, 2014; and

•	IR plc’s Current Reports on Form 8-K filed with the SEC on February 7, 2014, March 26, 2014 and March 31, 2014.

All future filings that we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all the securities offered by this prospectus have been issued as described in this prospectus, are deemed incorporated into and part of this prospectus once filed. We are not, however, incorporating, in each case, any documents (or portions thereof) or information that we are deemed to furnish and not file in accordance with SEC rules. Any statement in this prospectus or in any document incorporated by reference that is different from any statement contained in any later-filed document should be regarded as changed by that later statement. Once so changed, the earlier statement is no longer considered part of this prospectus.

You may request by phone or in writing a copy of any of the materials incorporated (other than exhibits, unless the exhibits are themselves specifically incorporated) into this prospectus and we will provide to you these materials free of charge. Please make your request to Robert L. Katz, Senior Vice President and General Counsel, c/o Ingersoll-Rand Company, 800-E Beaty Street, Davidson, North Carolina 28036, telephone (704) 655-4000.

SUMMARY

This summary is not complete and does not contain all of the information that you should consider before deciding to tender your eligible notes in the applicable exchange offer. You should read this entire prospectus, including “Risk Factors,” and the documents incorporated by reference herein, including our consolidated financial statements and related notes.

Ingersoll-Rand plc

Ingersoll-Rand plc (“IR plc”), a public limited company incorporated in Ireland in 2009, and its consolidated subsidiaries, is a diversified, global company that provides products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, and increase industrial productivity and efficiency. Our business segments consist of Climate and Industrial, both with strong brands and leading positions within their respective markets. We generate revenue and cash primarily through the design, manufacture, sale and service of a diverse portfolio of industrial and commercial products that include well-recognized, premium brand names such as Ingersoll-Rand®, Trane®, Thermo King®, American Standard® and Club Car®.

To achieve our mission of being a world leader in creating comfortable and efficient environments, we continue to focus on increasing our recurring revenue stream from parts, service, used equipment and rentals; and to continuously improve the efficiencies and capabilities of the products and services of our businesses. We also continue to focus on operational excellence strategies as a central theme to improving our earnings and cash flows.

Our business segments provide products, services and solutions used to increase the efficiency and productivity of both industrial and commercial operations and homes, as well as improve the health and comfort of people around the world.

In the fourth quarter of 2013, the Company realigned its organizational structure to provide a greater focus on growth, continue implementation of business operating systems, build on our successful operational excellence philosophy and reduce complexity and costs. The Company’s new reporting structure includes the Climate and Industrial segments.

Our business segments are as follows:

Climate

Our Climate segment delivers energy-efficient solutions globally and includes Trane® and American Standard® Heating & Air Conditioning which provide heating, ventilation and air conditioning (HVAC) systems, and commercial and residential building services, parts, support and controls; and Thermo King® transport temperature control solutions. This segment had 2013 net revenues of $9.4 billion.

Industrial

Our Industrial segment delivers products and services that enhance energy efficiency, productivity and operations. It includes Ingersoll Rand® compressed air systems and services, power tools, material handling systems, ARO® fluid management equipment, as well as Club Car® golf, utility and rough terrain vehicles. This segment had 2013 net revenues of $2.9 billion.

The principal executive office of IR plc is located at 170/175 Lakeview Dr., Airside Business Park, Swords, Co. Dublin, Ireland, telephone +(353) (0) 18707400.

Ingersoll-Rand Company Limited

Ingersoll-Rand Company Limited (“IRCL”) is a Bermuda company incorporated in accordance with the Companies Act 1981 of Bermuda on August 8, 2001. On July 1, 2009, IRCL completed a scheme of arrangement pursuant to which it became a direct and indirect wholly-owned subsidiary of IR plc. IRCL is the indirect parent of IRIHL and IRGHCL.

The registered office of IRCL is located at Canon’s Court, 22 Victoria Street, Hamilton, HM12 Bermuda and its principal executive office is located at 170/175 Lakeview Dr., Airside Business Park, Swords, Co. Dublin, Ireland, telephone +(353) (0) 18707300.

Ingersoll-Rand International Holding Limited

Ingersoll-Rand International Holding Limited (“IRIHL”), a Bermuda company incorporated in accordance with the Companies Act 1981 of Bermuda on February 12, 2009, is a holding company and an indirect, wholly-owned subsidiary of IR plc. IRIHL is the parent of several subsidiaries, including IRGHCL.

The registered office of IRIHL is located at Canon’s Court, 22 Victoria Street, Hamilton, HM12 Bermuda, telephone +(441) 295-2244.

Ingersoll-Rand Global Holding Company Limited

Ingersoll-Rand Global Holding Company Limited (“IRGHCL”), a Delaware corporation, was formerly a Bermuda exempted company until it was incorporated under the laws of Delaware on January 31, 2014 pursuant to a domestication transaction. IRGHCL is parent to several subsidiaries, including Ingersoll-Rand Company.

The registered office of IRGHCL is located at 800-E Beaty Street, Davidson, NC, 28036, telephone (704) 655-4000.

Ingersoll-Rand Company

Ingersoll-Rand Company (“IRNJ”), a corporation incorporated in New Jersey on June 1, 1905, is a holding company and an indirect, wholly-owned subsidiary of IR plc. IRNJ is the direct and indirect parent to several subsidiaries.

The registered office of IRNJ is located at 800-E Beaty Street, Davidson, NC, 28036, telephone (704) 655-4000.

The Exchange Offers

General	In connection with the private offering of the eligible notes, IRGHCL and the guarantors of eligible notes entered into registration rights agreements with the initial purchasers in which they agreed, among other things, to file under the Securities Act a registration statement relating to the exchange offers, cause such registration statement to become effective no later than 365 days after the date of the original issuance of the eligible notes, to deliver this prospectus to you and to complete the exchange offers within 30 business days after the effectiveness of the registration statement. You are entitled to exchange in the applicable exchange offer your eligible notes for exchange notes which are identical in all material respects to the eligible notes except:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights which are applicable to the eligible notes under the related registration rights agreement; and

•	the liquidated damages provisions of the related registration rights agreement will no longer be applicable.

The Exchange Offers	IRGHCL is offering to exchange:

•	$350,000,000 aggregate principal amount of its 2.875% Senior Notes due 2019 which have been registered under the Securities Act for any and all of its 2019 notes;

•	$700,000,000 aggregate principal amount of its 4.250% Senior Notes due 2023 which have been registered under the Securities Act for any and all of its 2023 notes; and

•	$500,000,000 aggregate principal amount of its 5.750% Senior Notes due 2043 which have been registered under the Securities Act for any and all of its 2043 notes.

You may only exchange eligible notes in a minimum denomination of $2,000 and integral multiples of $1,000 in excess of $2,000.

Resale	Based on an interpretation by the staff of the Securities and Exchange Commission (the “SEC”) set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offers in exchange for eligible notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for eligible notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of eligible notes who:

•	is our affiliate within the meaning of Rule 405 under the Securities Act;

•	does not acquire the exchange notes in the ordinary course of its business; or

•	tenders its eligible notes in the applicable exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date	Each exchange offer will expire at the end of the day, 12:00 a.m. midnight, New York City time, on June 10, 2014, unless extended by IRGHCL.

IRGHCL does not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your eligible notes at any time prior to the close of business, New York City time, on the last business day on which the applicable exchange offer remains open. IRGHCL will return to you any of your eligible notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the applicable exchange offer.

Conditions to the Exchange Offers	Each exchange offer is subject to customary conditions, which IRGHCL may waive. See “The Exchange Offers—Conditions to the Exchange Offers.”

Procedures for Tendering Eligible Notes	If you wish to participate in an exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with the eligible notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold eligible notes through The Depository Trust Company (“DTC”) and wish to participate in an exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the exchange notes; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for eligible notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of eligible notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those eligible notes in an exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those eligible notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your eligible notes, either make appropriate arrangements to register ownership of the eligible notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your eligible notes and your eligible notes are not immediately available or you cannot deliver your eligible notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your eligible notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offers—Guaranteed Delivery Procedures.”

Effect on Holders of Eligible Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered eligible notes pursuant to the terms of, the exchange offers, IRGHCL and the guarantors of the notes will have fulfilled a covenant under each registration rights agreement. Accordingly, there will be no additional increase in the interest rate on the eligible notes under the circumstances described in the related registration rights agreement. If you do not tender your eligible notes in the applicable exchange offer, you will continue to be entitled to all the rights and limitations applicable to the eligible notes as set forth in the related indenture, except IRGHCL and the guarantors of the notes will not have any further obligation to you to provide for the exchange and registration of the eligible notes under the related registration rights agreement. To the extent that eligible notes are tendered and accepted in the applicable exchange offer, the trading market for eligible notes could be adversely affected.

Consequences of Failure to Exchange	All untendered eligible notes will continue to be subject to the restrictions on transfer set forth in the eligible notes and in the related indenture. In general, the eligible notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, IRGHCL, IRNJ and the guarantors of the notes do not currently anticipate that they will register the eligible notes under the Securities Act.

Material United States Federal Income Tax Consequences	The exchange of eligible notes for exchange notes in the exchange offers will not be a taxable event for United States federal income tax purposes. See “United States Federal Income Tax Consequences of the Exchange Offers.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offers. See “Use of Proceeds.”

Exchange Agent	The Bank of New York Mellon is the exchange agent for the exchange offers. The addresses and telephone numbers of the exchange agent are set forth in the section captioned “The Exchange Offers—Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the eligible notes and the exchange notes. The exchange notes will have terms identical in all material respects to the eligible notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the related registration rights agreement.

Issuer	Ingersoll-Rand Global Holding Company Limited

Co-obligor	Ingersoll-Rand Company will be a co-obligor of the exchange notes and will assume, jointly and severally with the Issuer, the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on all of the exchange notes and the due and punctual performance and observance of all covenants and conditions of the indenture to be performed by the Issuer.

Guarantors	Ingersoll-Rand Public Limited Company, Ingersoll-Rand Company Limited and Ingersoll-Rand International Holding Limited will fully and unconditionally guarantee the payment of principal of and the premium, if any, and interest on the exchange notes.

Notes Offered	$350,000,000 aggregate principal amount of 2.875% Senior Notes due 2019.

$700,000,000 aggregate principal amount of 4.250% Senior Notes due 2023.

$500,000,000 aggregate principal amount of 5.750% Senior Notes due 2043.

Maturity Dates	The 2019 exchange notes will mature on January 15, 2019.

The 2023 exchange notes will mature on June 15, 2023.

The 2043 exchanges notes will mature on June 15, 2043.

Interest Payment Dates	The exchange notes began bearing interest from and including June 20, 2013. The 2019 exchange notes will bear interest at 2.875% per year, the 2023 exchange notes will bear interest at 4.250% per year and the 2043 exchange notes will bear interest at 5.750% per year, in each case calculated based on twelve 30-day months and a 360-day year.

Interest on the 2019 exchange notes will be payable semiannually in arrears on January 15 and July 15 of each year, beginning January 15, 2014, to the holders of record of such notes at the close of business on the preceding January 1 or July 1, whether or not such day is a business day. Interest on the 2023 exchange notes will be payable semiannually in arrears on June 15 and December 15 of each year, beginning December 15, 2013, to the holders of record of such notes at the close of business on the preceding June 1 or December 1, whether or not such day is a business day. Interest on the 2043 exchange notes will be payable semiannually in arrears on June 15 and December 15 of each year, beginning December 15, 2013, to the holders of record of such notes at the close of business on the preceding June 1 or December 1, whether or not such day is a business day.

Additional Amounts	All payments made by the Issuer, the Co-obligor or any Guarantor or any successor to the Issuer, the Co-obligor or any Guarantor under or with respect to the notes or the guarantees in respect of interest and principal will be made without tax withholding or deductions, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, we will pay to each beneficial owner such additional amounts as may be necessary to ensure that the net amount received by the beneficial owner after such withholding or deduction (and after deducting any taxes on the additional amounts) will equal the amounts which would have been received by the beneficial owner had no such withholding or deduction been required, subject to certain exceptions set forth under “Description of the Exchange Notes—Additional Amounts.”

Ranking	The notes and the guarantees will be senior unsecured obligations of, respectively, the Issuer, the Co-obligor and each Guarantor, and will:

•	rank equally in right of payment with all of the Issuer’s, the Co-obligor’s and each Guarantor’s existing and future senior unsecured indebtedness;

•	rank senior in right of payment to all of the Issuer’s, the Co-obligor’s and each Guarantor’s future subordinated indebtedness;

•	be effectively subordinated in right of payment to any existing and future secured indebtedness of the Issuer, the Co-obligor and each Guarantor to the extent of the collateral securing such indebtedness; and

•	be structurally subordinated in right of payment to indebtedness of IR plc’s subsidiaries (other than the Issuer, the Co-obligor and the Guarantors).

Optional Redemption	The Issuer may redeem the notes of any series at its option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of 100% of the principal amount of such notes to be redeemed and a “make-whole” redemption price as described under “Description of the Exchange Notes—Optional Redemption,” in either case, plus accrued and unpaid interest to the date of redemption.

Tax Redemption	If, as a result of certain tax law changes, the Issuer would be obligated to pay additional amounts in respect of withholding taxes or certain other tax indemnification payments with respect to any series of the notes, and such obligation cannot be avoided by taking reasonable measures available to the Issuer, the Issuer may redeem the notes of such series in whole, but not in part, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, and all additional amounts, if any, then due or becoming due on the redemption date. See “Description of the Exchange Notes—Optional Redemption.”

Change of Control	Upon the occurrence of a Change of Control Triggering Event (as defined under “Description of the Exchange Notes—Change of Control”), unless the Issuer has exercised its right to redeem the notes, each holder of the notes will have the right to require the Issuer to purchase all or a portion of such holder’s notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date.

Covenants	The Issuer and the Co-obligor will issue the exchange notes under the related indenture that was entered into with the Guarantors and The Bank of New York Mellon, as trustee. The indenture contains limitations on, among other things:

•	IR plc and its restricted subsidiaries’ ability to incur indebtedness secured by certain liens;

•	IR plc and its restricted subsidiaries’ ability to engage in certain sale and leaseback transactions; and

•	the Issuer’s and each Guarantor’s ability to consolidate or merge with or into, or sell substantially all of its assets to, another person.

These covenants are subject to a number of important exceptions and qualifications. For more details, see “Description of the Exchange Notes.”

The exchange notes will also contain certain events of default.

Form and Denomination	The exchange notes will be issued in fully registered book-entry form and will be represented by global notes without interest coupons. The global notes will be deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (“DTC”) in New York, New York. Investors may elect to hold interests in the global notes through DTC and its direct or indirect participants as described under “Description of the Exchange Notes—Book-Entry Procedures.”

The exchange notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Public Market	The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop. See “Risk Factors—Risks Related to the Exchange Offers— Your ability to transfer the notes may be limited by the absence of an active trading market, and we cannot assure you that an active trading market will develop for the exchange notes.”

Risk Factors

You should carefully consider all the information in this prospectus prior to exchanging your eligible notes for exchange notes. In particular, we urge you to consider carefully the factors set forth under the heading “Risk Factors.”

RATIO OF EARNINGS TO FIXED CHARGES

	Three Months Ended	Year Ended December 31,
	March 31, 2014	2013	2012	2011	2010	2009
Earnings (loss) from continuing operations before income taxes	$105.2	$829.6	$848.1	$188.6	$620.3	$194.8
(Earnings) losses from equity method investees	(0.1)	(6.1)	(1.7)	(5.6)	(9.7)	(8.0)

Sub-total	105.1	823.5	846.4	183.0	610.6	186.8
Fixed charges	68.0	329.7	308.0	342.8	336.4	358.3
Dividend from equity method investees	—	10.3	53.6	11.0	12.3	11.2
Capitalized interest	—	(0.1)	(0.3)	(0.1)	—	(0.7)

Total earnings (loss)	$173.1	$1,163.4	$1,207.7	$536.7	$959.3	$555.6

Fixed charges:
Interest expense*	52.0	$278.8	$252.0	$278.6	$281.4	$300.6
Capitalized interest	—	0.1	0.3	0.1	—	0.7
Rentals (one-third of rentals)	16.0	50.8	55.7	64.1	55.0	57.0

Total fixed charges	$68.0	$329.7	$308.0	$342.8	$336.4	$358.3

Ratio of earnings to fixed charges	2.5	3.5	3.9	1.6	2.9	1.6

*	Includes interest expense on all third-party indebtedness, and excludes interest related to unrecognized tax benefits which is reported as income tax expense.

The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges for the periods indicated where earnings consists of (1) earnings from continuing operations before income taxes (excluding earnings from equity investments) plus (2) fixed charges less interest capitalized for the period plus dividend from equity method investees. Fixed charges consist of (a) interest, whether expensed or capitalized, on all indebtedness, (b) amortization of premiums, discounts and capitalized expenses related to indebtedness, and (c) an interest component representing the estimated portion of rental expense that management believes is attributable to interest.

RISK FACTORS

You should carefully consider the following risk factors and the risk factors identified in our 2013 Form 10-K and all other information contained in this prospectus before deciding to tender your eligible notes in the exchange offers. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial, also may become important factors that affect us.

If any of the following risks occurs, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of the exchange notes could decline or we may not be able to make payments of interest and principal on the exchange notes, and you may lose some or all of your investment.

Risks Related To the Exchange Offers

There may be adverse consequences if you do not exchange your eligible notes.

If you do not exchange your eligible notes for exchange notes in the applicable exchange offer, you will continue to be subject to restrictions on transfer of your eligible notes as set forth in the offering memorandum distributed in connection with the private offering of the eligible notes. In general, the eligible notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the eligible notes under the Securities Act. You should refer to “Summary—The Exchange Offers” and “The Exchange Offers” for information about how to tender your eligible notes.

The tender of eligible notes under the applicable exchange offer will reduce the outstanding amount of the eligible notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the eligible notes due to a reduction in liquidity.

Risks Related to the Exchange Notes

The Issuer’s, the Co-obligor’s and the Guarantors’ holding company structure and the fact that the exchange notes are effectively subordinated to each company’s secured debt to the extent of the value of the assets securing such debt, and effectively subordinated to all the indebtedness and other liabilities of each company’s subsidiaries, may impact your ability to receive payment on the exchange notes.

The Issuer, the Co-obligor and each Guarantor is a holding company, and a significant amount of the assets of each company is held by, and each company’s operations are conducted through, its subsidiaries. As a result, the Issuer, the Co-obligor and each Guarantor is dependent upon the earnings of its subsidiaries and the distribution to it of earnings, loans or other payments by its subsidiaries for cash flow. Accordingly, the Issuer and the Co-obligor will be dependent upon the earnings of its subsidiaries to service the exchange notes. The subsidiaries of the Issuer, the Co-obligor and each Guarantor are separate and distinct legal entities and have no obligation to pay any amounts due on the debt of the Issuer, the Co-obligor or any Guarantor or to provide any of them with funds for any payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances to the Issuer, the Co-obligor or any Guarantor by any respective subsidiary could be subject to statutory or contractual restrictions. Payments to the Issuer, the Co-obligor and each Guarantor by any of their respective subsidiaries will also be contingent upon such subsidiary’s earnings and business considerations.

As of March 31, 2014, the total liabilities of IR plc and its consolidated subsidiaries (including IRGHCL and IRNJ) were $10.4 billion, including trade payables. As of March 31, 2014, the total third party liabilities of IR plc and its subsidiaries (excluding IRGHCL and IRNJ) were $5.7 billion, including trade payables.

The exchange notes will effectively be subordinated to all of IRGHCL’s and IRNJ’s existing and future secured debt to the extent of the value of the assets securing such debt, and the guarantees will effectively be subordinated to all of the Guarantors’ existing and future secured debt to the extent of the value of the assets securing such debt. As of March 31, 2014, none of the Issuer, the Co-Obligor or any Guarantor had any material secured long-term indebtedness outstanding.

The claims of creditors of any subsidiary of the Issuer, the Co-obligor or any Guarantor will be required to be paid prior to the holders of the exchange notes to the extent such creditors have a claim (if any) against such subsidiary. The right of the Issuer, the Co-obligor or any Guarantor to receive any assets of any respective subsidiary upon the foreclosure, dissolution, winding-up, liquidation, reorganization or bankruptcy proceeding of any such subsidiary, and therefore the right of the holders of the exchange notes to participate in those assets, would be effectively subordinated to the claims of such subsidiary’s creditors, including trade creditors. In addition, even if the Issuer, the Co-obligor or a Guarantor were a creditor of such subsidiary, their rights as a creditor would be effectively subordinated to any security interest in the subsidiary and any indebtedness of the subsidiary senior to that held by the Issuer, the Co-obligor or such Guarantor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes.

The covenants in the indenture that governs the exchange notes provide limited protection to holders of exchange notes.

The indenture governing the exchange notes contains covenants limiting IR plc and its restricted subsidiaries’ ability to create certain liens and enter into certain sale and lease-back transactions and the Issuer’s and each Guarantor’s ability to consolidate or merge with, or sell, convey or lease all or substantially all our assets to, another person. However, the covenants addressing limitations on liens and on sale and lease-back transactions do not apply directly to any of IR plc’s subsidiaries other than “restricted subsidiaries” (as defined under “Description of the Exchange Notes”) and will contain exceptions that will allow us to incur liens with respect to material assets. See “Description of the Exchange Notes—Certain Covenants.” In light of these exceptions, your exchange notes may be structurally or effectively subordinated to new lenders. The indenture does not limit the amount of additional debt that we or our subsidiaries may incur.

Upon the occurrence of a Change of Control Triggering Event, you will have the right to require us to repurchase the exchange notes as provided in the indenture governing the exchange notes. However, the Change of Control Triggering Event provisions will not afford you protection in the event of certain highly leveraged transactions that may adversely affect you. For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by us generally will not constitute a Change of Control that would potentially lead to a Change of Control Triggering Event. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the Holders. If any such transaction were to occur, the value of the exchange notes could decline.

We may not have sufficient cash to purchase the exchange notes upon a Change of Control Triggering Event.

As described under “Description of the Exchange Notes—Change of Control,” IRGHCL will be required to offer to purchase all of the exchange notes upon the occurrence of a Change of Control Triggering Event. IRGHCL may not, however, have sufficient cash at that time or have the ability to arrange necessary financing on acceptable terms to purchase the exchange notes under such circumstances. If IRGHCL were unable to purchase the exchange notes upon the occurrence of a Change of Control Triggering Event, it would result in an event of default under the indenture governing the exchange notes.

Our existing and future indebtedness may limit cash flow available to invest in the ongoing needs of our business, which could prevent us from fulfilling our obligations under the exchange notes.

Our total indebtedness at March 31, 2014 was $ 3,526.2 million. We have the ability to incur substantial additional indebtedness in the future, including through additional debt offerings and pursuant to our existing credit agreements, under which credit agreements we had borrowing capacity of at least $2 billion as of March 31, 2014.

Our level of indebtedness and our ability to incur additional indebtedness could have important consequences to you. For example, it could:

•	adversely impact the trading price for, or the liquidity of, the exchange notes;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	adversely affect our ability to obtain additional financing on favorable terms or at all in the future; and

•	place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

Any failure to comply with covenants in the instruments governing our debt could result in an event of default which, if not cured or waived, would have a material adverse effect on us.

Your ability to transfer the notes may be limited by the absence of an active trading market, and we cannot assure you that an active trading market will develop for the exchange notes.

We are offering the exchange notes to the holders of the eligible notes. The eligible notes were offered and sold in a private offering in June 2013 to institutional investors and are eligible for trading by “qualified institutional buyers” as defined under Rule 144A of the Securities Act. Upon consummation of the applicable exchange offer, we expect that each series of the exchanges notes will share a single CUSIP.

We do not intend to apply for a listing of the exchange notes on any national securities exchange or to arrange for quotation of the exchange notes on any automated dealer quotation system. The initial purchasers in the private offering of the eligible notes have advised us that they intend to make a market in the exchange notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to do so and they may discontinue their market-making activities at any time in their sole discretion without notice. In addition, such market-making activity may be limited during the pendency of the exchange offers or the effectiveness of a shelf registration statement in lieu thereof. Therefore, we cannot assure you as to the development or liquidity of any trading market for any series of the exchange notes.

The liquidity of the market for the exchange notes will depend on a number of factors, including among other things:

•	the number of holders of the exchange notes;

•	our operating performance and financial condition;

•	the market for similar securities and general market conditions;

•	our prospects and the prospects for companies in our industry generally;

•	the interest of securities dealers in making a market in the exchange notes; and

•	prevailing interest rates.

If an active public trading market for the exchange notes does not develop, the market price and liquidity of the exchange notes may be adversely affected.

Federal and state laws and Bermuda and Irish law allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

The issuance by a Guarantor of its guarantee may be subject to review under federal and state laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the unpaid creditors of the Guarantor. Under the U.S. bankruptcy law and comparable provisions of state fraudulent transfer and conveyance laws, any guarantee of the exchange notes could be voided, or claims in respect of a guarantee could be subordinated to all other existing and future debts of that guarantor if, among other things, and depending upon the jurisdiction whose laws are applied, the Guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some jurisdictions, when payments came due under such guarantee:

•	issued the guarantee with the intent of hindering, delaying or defrauding any present or future creditor; or

•	received less then reasonably equivalent value or fair consideration for the incurrence of such guarantee and (1) was insolvent or rendered insolvent by reason of such incurrence, (2) was engaged in a business or transaction for which the Guarantor’s remaining assets constituted unreasonably small capital or (3) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay such debts as they matured.

The measures of insolvency for the purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a Guarantor would be considered insolvent if:

•	the sum of its existing debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become due; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standard that a court would use to determine whether or not the Guarantors were solvent upon issuance of their guarantees, or regardless of the actual standard applied by the court, that the issuance of a guarantee would not be voided or subordinated to the Issuer’s, the Co-obligor’s or the Guarantors’ other debt.

If a guarantee were legally challenged, it could also be subject to the claim that, since the guarantee was incurred for the benefit of IRGHCL and IRNJ, and only indirectly for the benefit of the Guarantor, the obligations of the Guarantor were incurred for less than fair consideration. A court could therefore void the obligations under the guarantee or subordinate the guarantee to the Guarantor’s other debt or take other action detrimental to you. If a court voided the guarantee, you would no longer have a claim against the Guarantor for amounts owed in respect of the guarantee. In addition, a court might direct you to repay any amounts already received from Guarantor under the guarantee. If a court were to void the guarantee, funds may not be available from other sources to pay our obligations under the exchange notes.

The guarantee of the exchange notes by IR plc may be subject to review under Irish law in the following circumstances:

•	IR plc having become insolvent, or deemed likely to become insolvent, is made the subject of court protection under the examinership procedure (reserved for companies deemed to have a reasonable prospect of survival), and the court approves a scheme for the compromise of debts of IR plc setting aside part or all of the obligations of IR plc under the guarantee;

•

IR plc, having become the subject of liquidation proceedings within six months (or two years if the guarantee is given in favor of anyone who is, in relation to IR plc, a connected person) of issuing the guarantee, is made the subject of an application by the liquidator, on behalf of IR plc, to the Irish courts to void the guarantee on the grounds that the issuance of the guarantee constituted a preference over other creditors at a time when IR plc was insolvent;

•	if IR plc were wound up, the Irish courts, on the application of a liquidator or creditor, may, if it can be shown that the guarantee or any payments made thereunder constituted a fraud on IR plc, order a return of payments made by IR plc under the guarantee; or

•	if the guarantee is challenged on the grounds that there was no corporate benefit to IR plc in entering into the guarantee.

The issuance of the guarantee of the notes by IRCL or IRIHL may also be subject to review under Bermuda law if:

•	a liquidator, on behalf of such Guarantor, were to apply to the Bermuda courts to void the guarantee on the grounds that the issuance of the guarantee constituted a fraudulent preference;

•	at the time of, or immediately after, the issuance of the guarantee, such Guarantor was insolvent; and

•	such Guarantor entered into formal insolvency proceedings within six months of the issuance of the guarantee.

In addition, under Bermuda law, a transaction, which could include the issuance of a guarantee, at less than fair value and made with the dominant intention of putting property beyond the reach of creditors is voidable after an action is successfully brought by an eligible creditor within a period of six years from the date of the transaction. A transaction, which could include the issuance of a guarantee, might be challenged if it involved a gift by the company or if a company received consideration of significantly less than the benefit given by such company.

IRCL and IRIHL are organized in Bermuda, IR plc is organized in Ireland, and a substantial portion of our assets are located outside the United States. As a result, you may have difficulty enforcing, or may be unable to enforce, judgments obtained in the United States.

IRCL and IRIHL are organized under the laws of Bermuda, IR plc is organized under the laws of Ireland, and a substantial portion of our respective assets are located outside the United States. As a result, it may not be possible to enforce court judgments obtained in the United States against us or our directors or officers (whether based on the civil liability provisions of U.S. federal or state securities laws, New York law as the governing law of the notes, indenture and guarantees or otherwise) in Bermuda, Ireland or in countries other than the United States where we have assets. We have been advised by our legal advisors in each of Bermuda and Ireland, respectively, that the United States does not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters with either Bermuda or Ireland. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States, whether based on U.S. federal or state securities laws or otherwise, would not automatically be enforceable (and may not be enforceable at all) in Bermuda or Ireland. Furthermore, you will not be able to bring a lawsuit or otherwise seek any remedies under the laws of the United States or any states therein (“U.S. Law”), including remedies available under the U.S. federal securities laws, in courts of Bermuda or Ireland (otherwise than in relation to agreements governed by U.S. Law where Irish or Bermuda courts have accepted jurisdiction to hear the matter). See “Service of Process and Enforcement of Liabilities” for further information.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to any exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of eligible notes, the terms of which are identical in all material respects to the exchange notes. The eligible notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

IRGHCL and the guarantors of the eligible notes have entered into registration rights agreements with the initial purchasers of the eligible notes in which they agreed, under certain circumstances, to use their commercially reasonable best efforts to file a registration statement relating to offers to exchange the eligible notes for exchange notes and thereafter cause the registration statement to become effective under the Securities Act no later than 365 days following the closing date of the issuance of the eligible notes, and to complete the exchange offers within 30 business days after the effectiveness of the registration statement. The exchange notes will have terms identical in all material respects to the eligible notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the applicable registration rights agreement. The eligible notes were issued on June 20, 2013.

Under the circumstances set forth below, IRGHCL and the guarantors will use their commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the eligible notes within the time periods specified in the registration rights agreements and keep the statement continuously effective for a period of two years after the effective date of the shelf registration statement. These circumstances include:

•	if any changes in law or in applicable interpretations thereof by the SEC do not permit us to effect an exchange offer as contemplated by the related registration rights agreement;

•	if the registration statement relating to an exchange offer is not declared effective within 365 days after the date of issuance of the eligible notes or such exchange offer is not consummated within 30 business days after such effective time;

•	if any initial purchaser so requests with respect to the eligible notes not eligible to be exchanged for the exchange notes and held by it following the consummation of an exchange offer;

•	if any holder is not eligible to participate in an exchange offer;

•	if any holder that participates in an exchange offer does not receive freely transferable exchange notes in exchange for tendered eligible notes; or

•	if the Issuer so elects to file a shelf registration statement with respect to the resale of the eligible notes.

Under the registration rights agreements, if the Issuer fails to complete the exchange offers (other than in the event we file a shelf registration statement) on or prior to 30 business days after the effectiveness of the registration statement or the shelf registration statement, if required thereby, is not declared effective on or prior to 90 days after the filing of such shelf registration statement (the “target registration date”), the interest rate on the eligible notes will be increased by (x) 0.25% per annum for the first 90-day period immediately following the target registration date and (y) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case, until the applicable exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC or the eligible notes cease to constitute transfer restricted notes, up to a maximum of 1.00% per annum of additional interest.

If you wish to exchange your eligible notes for exchange notes in the applicable exchange offer, you will be required to make the following written representations:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 of the Securities Act.

Each broker-dealer that receives exchange notes for its own account in exchange for eligible notes, where such eligible notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offers without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act.

If you are our affiliate or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•	You cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, (available July 2, 1993), or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the eligible notes as a result of market-making activities or other trading activities may participate in the exchange offers. Each broker-dealer that receives exchange notes for its own account in exchange for eligible notes, where such eligible notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offers

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, IRGHCL will accept for exchange in the exchange offers any eligible notes that are validly tendered and not validly withdrawn prior to the expiration date. Eligible notes may only be tendered in a minimum denomination of $2,000 and integral multiples of $1,000 in excess of $2,000. IRGHCL and IRNJ will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of eligible notes surrendered in the exchange offers.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the eligible notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreements to complete the exchange offers, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the eligible notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the related series of the eligible notes. For a description of the indenture, see “Description of the Exchange Notes.”

No exchange offer is conditioned upon any minimum aggregate principal amount of eligible notes being tendered for exchange.

As of the date of this prospectus, $350 million aggregate principal amount of the 2.875% Senior Notes due 2019, $700 million aggregate principal amount of the 4.250% Senior Notes due 2023 and $500 million aggregate principal amount of the 5.750% Senior Notes due 2043 are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of eligible notes. There will be no fixed record date for determining registered holders of eligible notes entitled to participate in the applicable exchange offer. IRGHCL intends to conduct each exchange offer in accordance with the provisions of the related registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Eligible notes that are not tendered for exchange in the applicable exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the related indenture relating to such holders’ series of eligible notes and the related registration rights agreement except we will not have any further obligation to you to provide for the registration of the eligible notes under the registration rights agreements.

IRGHCL will be deemed to have accepted for exchange properly tendered eligible notes when it has given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, IRGHCL expressly reserves the right to amend or terminate any exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offers.”

If you tender your eligible notes in the applicable exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of eligible notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offers. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offers.

Expiration Date; Extensions, Amendments

As used in this prospectus, the term “expiration date” means the end of the day, 12:00 a.m. midnight, New York City time, on June 10, 2014. However, if we, in our sole discretion, extend the period of time for which an exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of such exchange offer.

To extend the period of time during which an exchange offer is open, we will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the eligible notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

IRGHCL reserves the right, in its sole discretion:

•	to delay accepting for exchange any eligible notes (if we amend or extend an exchange offer);

•	to extend any exchange offer or to terminate any exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offers” have not been satisfied, by giving written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the related registration rights agreement, to amend the terms of any exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the eligible notes. If IRGHCL amends an exchange offer in a manner that we determine to constitute a material change, it will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the applicable series of eligible notes of that amendment.

Conditions to the Exchange Offers

Despite any other term of the exchange offers, IRGHCL will not be required to accept for exchange, or to issue exchange notes in exchange for, any eligible notes and it may terminate or amend any exchange offer as provided in this prospectus prior to the expiration date if in its reasonable judgment:

•	an exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to an exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with such exchange offer.

In addition, IRGHCL will not be obligated to accept for exchange the eligible notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offers,” “—Procedures for Tendering Eligible Notes” and “Plan of Distribution;” or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

IRGHCL expressly reserves the right at any time or at various times to extend the period of time during which an exchange offer is open. Consequently, IRGHCL may delay acceptance of any eligible notes by giving written notice of such extension to their holders. IRGHCL will return any eligible notes that it does not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the applicable exchange offer.

IRGHCL expressly reserves the right to amend or terminate any exchange offer and to reject for exchange any eligible notes not previously accepted for exchange, upon the occurrence of any of the conditions of such exchange offer specified above. IRGHCL will give written notice of any extension, amendment, non-acceptance or termination to the holders of the eligible notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit and IRGHCL may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If IRGHCL fails at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that it may assert at any time or at various times prior to the expiration date.

In addition, IRGHCL will not accept for exchange any eligible notes tendered, and will not issue exchange notes in exchange for any such eligible notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the relevant indenture under the Trust Indenture Act of 1939 (the “TIA”).

Procedures for Tendering Eligible Notes

To tender your eligible notes in the applicable exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

•	comply with The Depository Trust Company’s (“DTC”) Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for eligible notes along with the letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of eligible notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of eligible notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing eligible notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose eligible notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your eligible notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the eligible notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your eligible notes, either:

•	make appropriate arrangements to register ownership of the eligible notes in your name; or

•	obtain a properly completed bond power from the registered holder of eligible notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the eligible notes surrendered for exchange are tendered:

•	by a registered holder of the eligible notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any eligible notes listed on the eligible notes, such eligible notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the eligible notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing eligible notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the eligible notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering eligible notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Exchange Notes

In all cases, IRGHCL and IRNJ will promptly issue exchange notes for eligible notes that IRGHCL has accepted for exchange under the applicable exchange offer only after the exchange agent timely receives:

•	eligible notes or a timely book-entry confirmation of such eligible notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering eligible notes pursuant to the applicable exchange offer, you will represent to us that, among other things:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for eligible notes must represent that such eligible notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

IRGHCL will interpret the terms and conditions of the exchange offers, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of eligible notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. IRGHCL reserves the absolute right to reject any and all tenders of any particular eligible notes not properly tendered or to not accept any particular eligible notes if the acceptance might, in its or its counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular eligible notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of eligible notes for exchange must be cured within such reasonable period of time as we determine. Neither IRGHCL, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of eligible notes for exchange, nor will any of them incur any liability for any failure to give notification. Any eligible notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the eligible notes at DTC and, as book-entry transfer facility, for purposes of the exchange offers. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the eligible notes by causing the book-entry transfer facility to transfer those eligible notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of eligible notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of eligible notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered eligible notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of eligible notes who are unable to deliver confirmation of the book-entry tender of their eligible notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their eligible notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your eligible notes but your eligible notes are not immediately available or you cannot deliver your eligible notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of eligible notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such eligible notes and the principal amount of eligible notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the eligible notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered eligible notes in proper form for transfer or a book-entry confirmation of transfer of the eligible notes into the exchange agent’s account at DTC all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your eligible notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of eligible notes at any time prior to the close of business, New York City time, on the last business day on which the applicable exchange offer remains open.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent;” or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the eligible notes to be withdrawn;

•	identify the eligible notes to be withdrawn, including the certificate numbers and principal amount of the eligible notes; and

•	where certificates for eligible notes have been transmitted, specify the name in which such eligible notes were registered, if different from that of the withdrawing holder.

If certificates for eligible notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If eligible notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn eligible notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any eligible notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the applicable exchange offer. Any eligible notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the eligible notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn eligible notes may be retendered by following the procedures described under “—Procedures for Tendering Eligible Notes” above at any time on or prior to the expiration date.

Exchange Agent

The Bank of New York Mellon has been appointed as the exchange agent for the exchange offers. The Bank of New York Mellon also acts as trustee under the indenture governing the eligible notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Regular Mail:	By Overnight Courier or Hand Delivery:
The Bank of New York Mellon c/o The Bank of New York Mellon Corporation	The Bank of New York Mellon c/o The Bank of New York Mellon Corporation	The Bank of New York Mellon c/o The Bank of New York Mellon Corporation
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Operations
Reorganization Unit	Reorganization Unit	Reorganization Unit
111 Sanders Creek Parkway	111 Sanders Creek Parkway	111 Sanders Creek Parkway
East Syracuse, NY 13057	East Syracuse, NY 13057	East Syracuse, NY 13057
Attention: Christopher Landers	Attention: Christopher Landers	Attention: Christopher Landers
By Facsimile Transmission: (eligible institutions only): (732) 667-9408
Telephone Inquiries: (315) 414-3362

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. We may make additional solicitation by facsimile, telephone or in person by our officers and regular employees and our affiliates.

We have not retained any dealer-manager in connection with the exchange offers and will not make any payment to broker-dealers or others for soliciting acceptances of the exchange offers. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related, reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offers, which are estimated in the aggregate to be approximately $325,000. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the eligible notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offers. We will record the expenses of the exchange offers as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of eligible notes under the exchange offers. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing eligible notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of eligible notes tendered;

•	tendered eligible notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of eligible notes under the exchange offers.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their eligible notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that eligible notes not tendered or not accepted in the applicable exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your eligible notes for exchange notes under the applicable exchange offer, your eligible notes will remain subject to the restrictions on transfer of such eligible notes:

•	as set forth in the legend printed on the eligible notes as a consequence of the issuance of the eligible notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the prospectus distributed in connection with the private offering of the eligible notes.

In general, you may not offer or sell your eligible notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the eligible notes under the Securities Act.

Other

Participating in the exchange offers is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered eligible notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any eligible notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered eligible notes.

DESCRIPTION OF THE EXCHANGE NOTES

The Issuer expects to issue up to $350,000,000 aggregate principal amount of its 2.875% Senior Notes due 2019 (the “2019 exchange notes”), $700,000,000 aggregate principal amount of its 4.250% Senior Notes due 2023 (the “2023 exchange notes”) and $500,000,000 aggregate principal amount of its 5.750% Senior Notes due 2043 (the “2043 exchange notes” and, together with the 2019 exchange notes and the 2023 exchange notes, the “exchange notes”), each under the applicable supplemental indenture to an Indenture, dated as of June 20, 2013, among IRGHCL, as Issuer, IR plc, IRCL and IRIHL, as guarantors, and The Bank of New York Mellon, as trustee (such Indenture, as so supplemented and as further supplemented by the supplemental indenture dated as of November 20, 2013, among IRGHCL, IRNJ, as Co-obligor, and the guarantors, the “Indenture”), in exchange for up to $350,000,000 aggregate principal amount of its currently outstanding 2.875% Senior Notes due 2019, $700,000,000 aggregate principal amount of its currently outstanding 4.250% Senior Notes due 2023 and $500,000,000 aggregate principal amount of its currently outstanding 5.750% Senior Notes due 2043, each issued pursuant to the Indenture on June 20, 2013 (collectively, the “outstanding notes”). Both the exchange notes and the outstanding notes are generally referred to herein as the “notes.” The outstanding notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act.

The statements under this caption relating to the notes and the indenture, including any supplemental indentures, are brief summaries only, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture and the notes, forms of which are available from us. In addition, the following description is qualified in all respects by reference to the actual text of the indenture and the form of the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

As used in this Description of the Exchange Notes, “IR Parent” means IR plc until another person has succeeded to it pursuant to the applicable provisions of the indenture, and thereafter “IR Parent” means such successor person.

Capitalized terms used herein but not defined have the meanings set forth in the accompanying prospectus or the indenture.

General

The notes constitute separate series of securities under the indenture. IRGHCL may, at any time, without the consent of the holders of the notes, issue additional notes of any series having the same ranking and the same interest rate, maturity and other terms as the notes of such series. Any additional notes of any series having such similar terms, together with the outstanding notes of such series, may constitute a single series of notes under the indenture; provided, however, if the additional notes are not fungible with the notes of such series for U.S. federal income tax purposes, such additional notes will have a different CUSIP number.

The exchange notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The 2019 exchange notes will mature on January 15, 2019, the 2023 exchange notes will mature on June 15, 2023 and the 2043 exchange notes will mature on June 15, 2043, in each case unless earlier redeemed by IRGHCL. Upon surrender, the notes will be repaid at 100% of the principal amount thereof.

All payments of interest and principal will be payable in United States dollars. The exchange notes will be issued only in book-entry form through the facilities of The Depository Trust Company, except in certain circumstances described in “Book Entry Delivery Procedures.”

Principal, interest and any premium on the notes will be paid at the place or places that IRGHCL will designate for such purposes. However, IRGHCL, at its option, may make interest payments by check mailed or funds transferred to persons in whose names the debt securities are registered. Payment of interest on a note which is payable and is punctually paid or duly provided for on any interest payment date will be made to the person in whose name that note is registered at the close of business on the regular record date for that interest payment. IRGHCL will pay the principal of (and premium, if any, on) registered notes only against surrender of those notes.

In any case where any interest payment date, redemption date or stated maturity of the notes shall not be a business day at any place of payment, then (notwithstanding any other provision of the indenture or of the notes or the guarantees) payment of principal (and premium, if any) or interest, if any, need not be made at such place of payment on such date, but may be made on the next succeeding business day at such place of payment with the same force and effect as if made on the interest payment date or redemption date, or at the stated maturity, provided that no interest shall accrue for the period from and after such interest payment date, redemption date or stated maturity, as the case may be.

The indenture provides that each holder of notes consents to IRGHCL or any Guarantor applying to a court of competent jurisdiction for an order sanctioning, approving, consenting to or confirming a reduction in any of its share capital accounts including, without limitation, by re-characterizing any sum standing to the credit of a share premium account as a distributable reserve. The indenture provides that each holder agrees that the trustee, on behalf of the holder, is authorized and directed to give its consent to any such reduction.

Interest Payments

The notes began bearing interest from and including June 20, 2013. The 2019 exchange notes will bear interest at 2.875% per year, the 2023 exchange notes will bear interest at 4.250% per year and the 2043 exchange notes will bear interest at 5.750% per year, in each case calculated based on twelve 30-day months and a 360-day year. Interest on the 2019 exchange notes will be payable semiannually in arrears on January 15 and July 15 of each year, beginning January 15, 2014, to the holders of record of such notes at the close of business on the preceding January 1 or July 1, whether or not such day is a business day. Interest on the 2023 exchange notes will be payable semiannually in arrears on June 15 and December 15 of each year, beginning December 15, 2013, to the holders of record of such notes at the close of business on the preceding June 1 or December 1, whether or not such day is a business day. Interest on the 2043 exchange notes will be payable semiannually in arrears on June 15 and December 15 of each year, beginning December 15, 2013, to the holders of record of such notes at the close of business on the preceding June 1 or December 1, whether or not such day is a business day.

Co-obligation

IRNJ, a wholly-owned subsidiary of IRGHCL, pursuant to the terms of the supplemental indenture, dated as of November 20, 2013, among IRGHCL, IRNJ, the guarantors and the Trustee, is a co-obligor of the notes and will assume, jointly and severally with IRGHCL, the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on the exchange notes, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by IRGHCL.

Ranking

The notes will be unsecured, unsubordinated obligations of each of IRGHCL and IRNJ and will rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of IRGHCL and IRNJ, as applicable. Because the notes will not be secured, they will be effectively subordinated to any existing and future secured indebtedness of IRGHCL and IRNJ to the extent of the value of the collateral securing that indebtedness. The notes will also be subordinated to the liabilities of the subsidiaries of IRGHCL and IRNJ.

Guarantee

Payment of the principal of (and premium, if any, on) and interest on the notes, and all other amounts due under the indenture, will be fully and unconditionally guaranteed on an unsecured, unsubordinated basis by the

Guarantors. The guarantees of the notes will rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Guarantors. Because the guarantees will not be secured, they will be effectively subordinated to any existing and future secured indebtedness of the Guarantors to the extent of the value of the collateral securing that indebtedness. The guarantees will also be subordinated to the liabilities of the subsidiaries of the Guarantors that do not guarantee the notes.

The obligations of each Guarantor under its guarantee will be limited as necessary to prevent such guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Additional Amounts

All payments made by IRGHCL, IRNJ, a guarantor or a successor to any of them (each a “Payor”) on the notes in respect of interest or principal will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1)	any jurisdiction from or through which payment on the notes or the applicable guarantee is made in respect of interest or principal, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(2)	any other jurisdiction in which a Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clauses (1) and (2), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made with respect to the notes in respect of interest or principal, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each beneficial owner of the notes or the guarantee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), equal the amounts which would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable with respect to:

(1)	any Taxes that would not have been so imposed but for the existence of any present or former connection between the beneficial owner (or between a fiduciary, settlor, beneficiary, partner, member, shareholder or other holder of equity interests of, or possessor of power over, the relevant beneficial owner, if the relevant beneficial owner is an estate, nominee, trust, partnership, limited liability company, corporation or other entity) and the Relevant Taxing Jurisdiction (including the beneficial owner being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than by the mere ownership or holding of such note or enforcement of rights thereunder or under the guarantee or the receipt of payments in respect thereof;

(2)	any Taxes that would not have been so imposed if the beneficial owner had made a declaration of nonresidence or any other claim or filing for exemption to which it is entitled (provided that (x) such declaration of non-residence or other claim or filing for exemption is required by the applicable law of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold such Taxes and (y) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption is required under the applicable law of the Relevant Taxing Jurisdiction, the relevant beneficial owner at that time has been notified (in accordance with the procedures set forth in the indenture) by the Payor or any other person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption is required to be made);

(3)	any note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the beneficial owner (except to the extent that the beneficial owner would have been entitled to Additional Amounts had the note been presented during such 30 day period);

(4)	any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any, or interest, on the notes or under the guarantee;

(5)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(6)	any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to European Council Directive 2003/48/ EC on the taxation of savings or any other directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive;

(7)	any Taxes which could have been avoided by the presentation (where presentation is required) of the relevant note to another Paying Agent in a member state of the European Union; or

(8)	any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or (without prejudice to any of the foregoing) any law implementing an intergovernmental approach thereto.

Such Additional Amounts will also not be payable where, had the beneficial owner of the note been the holder of the note, it would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (8) inclusive above.

The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to each holder. The Payor will attach to each certified copy a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of notes then outstanding and (y) the amount of such withholding Taxes paid per $1,000 principal amount of the notes. Copies of such documentation will be available for inspection during ordinary business hours at the office of the trustee by the holders of the notes upon request and will be made available at the offices of the Paying Agent.

At least 30 days prior to each date on which any payment under or with respect to the notes or the guarantee is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Payor will be obligated to pay Additional Amounts with respect to such payment, the Payor will deliver to the trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the trustee to pay such Additional Amounts to holders on the payment date. Each such officer’s certificate shall be relied upon until receipt of a further officers’ certificate addressing such matters.

The indenture further provides that, if the Payor conducts business in any jurisdiction (an “Additional Taxing Jurisdiction”) other than a Relevant Taxing Jurisdiction and, as a result, is required by the law of such Additional Taxing Jurisdiction to deduct or withhold any amount on account of taxes imposed by such Additional Taxing Jurisdiction from payments under the notes or the guarantee, as the case may be, which would not have been required to be so deducted or withheld but for such conduct of business in such Additional Taxing Jurisdiction, the Additional Amounts provision described above shall be considered to apply to such holders or beneficial owners as if references in such provision to “Taxes” included taxes imposed by way of deduction or withholding by any such Additional Taxing Jurisdiction (or any political subdivision thereof or taxing authority therein).

Wherever in the indenture, the notes, the guarantee or this description of the notes there are mentioned, in any context:

(1)	the payment of principal,

(2)	purchase prices in connection with a purchase of notes,

(3)	interest, or

(4)	any other amount payable on or with respect to the notes or the guarantee,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Payor will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of any notes or any other document or instrument referred to therein (other than a transfer of the notes), or the receipt of any payments with respect to the notes or the guarantee, excluding any such taxes, charges or similar levies imposed by any jurisdiction other than the jurisdiction in which a Paying Agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the notes, the guarantee or any other such document or instrument following the occurrence of any Event of Default with respect to the notes.

The foregoing obligations will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or any political subdivision or taxing authority or agency thereof or therein.

Any Taxes withheld from interest payments on the notes, as well as any Additional Amounts paid in respect of such Taxes, will be treated as interest for United States federal income tax purposes.

Optional Redemption of the Notes

IRGHCL may, at its option, redeem the notes of any series in whole or in part at any time and from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, or

•	as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) from the redemption date to the maturity date discounted to the redemption date on a semi-annual basis at a discount rate equal to the Adjusted Treasury Rate plus 30 basis points in the case of the 2019 notes, 35 basis points in the case of the 2023 notes and 40 basis points in the case of the 2043 notes.

In the case of any redemptions, IRGHCL will pay accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption. The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

IRGHCL will send by electronic delivery or mail otherwise in accordance with the procedures of DTC notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

Unless IRGHCL defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

•	if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of the Reference Treasury Dealer Quotations so received.

“Quotation Agent” means J.P. Morgan Securities LLC.

“Reference Treasury Dealer” means (i) each of Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case IRGHCL shall substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealers selected by the Quotation Agent.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

The notes will also be subject to redemption as a whole, but not in part, at the option of IRGHCL at any time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, and all Additional Amounts, if any, then due or becoming due on the redemption date, in the event (i) IRGHCL is, has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the notes, any Additional Amounts or indemnification payments (other than in respect of documentary taxes) as a result of a change or amendment in the laws or treaties (including any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction or any change or amendment in the application, administration or interpretation of such laws, treaties, regulations or rulings (including pursuant to a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective after the closing date (or, if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a later date, after such later date) and (ii) IRGHCL has determined, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to IRGHCL. See “—Additional Amounts.”

Notwithstanding the foregoing, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which IRGHCL would, but for such redemption, be obligated to make such payment or withholding or later than 90 days after IRGHCL first becomes obligated to make such payment or withholding. Prior to the delivery or mailing of any notice of redemption of the notes pursuant to the preceding paragraph,

IRGHCL will deliver to the trustee (1) a certificate signed by a duly authorized officer stating that IRGHCL is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of IRGHCL to so redeem have occurred and (2) an opinion of an independent tax counsel of recognized international standing to the effect that the circumstances referred to in clause (i) of the preceding paragraph exist. The trustee shall accept such certificate and such opinion as sufficient evidence of the satisfaction of the conditions precedent above, which acceptance shall then be conclusive and binding on the holders of notes.

Change of Control

Upon the occurrence of a Change of Control Triggering Event, unless IRGHCL has exercised its right to redeem the related notes as described under “—Optional Redemption of the Notes,” the indenture provides that each holder of the notes will have the right to require IRGHCL to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at IRGHCL’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, IRGHCL will be required to send, by electronic delivery or first class mail or otherwise in accordance with the procedures of DTC, a notice to each holder of the notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is delivered or mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if delivered or mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

On the Change of Control Payment Date, IRGHCL will, to the extent lawful:

(1)	accept for payment all notes (or portions of notes) properly tendered pursuant to the Change of Control Offer; provided that the unpurchased portion of any note must be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof;

(2)	deposit with the paying agent an amount equal to the aggregate payment in respect of all notes (or portions of notes) properly tendered pursuant to the Change of Control Offer; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted for purchase, together with an officer’s certificate stating the aggregate principal amount of notes (or portions of notes) being purchased.

The paying agent will promptly mail or transfer to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

IRGHCL will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by IRGHCL and such third party purchases all notes properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following terms will be applicable:

“Below Investment Grade Rating Event” means, with respect to the notes of any series, the notes of such series cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by IR Parent of any Change of Control (or pending Change of Control) and ending 60 days following the consummation of such Change of Control (which Trigger Period will be extended if the rating of the notes of such series is under publicly announced consideration for possible downgrade by any Rating Agency on such 60th day, such extension to last with respect to each Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the notes of such series below Investment Grade or (y) publicly announces that it is no longer considering the notes of such series for possible downgrade; provided, that no such extension will occur if on such 60th day the notes of such series are rated Investment Grade not subject to review for possible downgrade by any Rating Agency).

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of IR Parent and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) other than to IR Parent or one of its subsidiaries;

(2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of IR Parent, or other Voting Stock into which the Voting Stock of IR Parent is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3) the first day on which the majority of the members of the board of directors of IR Parent cease to be Continuing Directors;

(4) IR Parent consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, IR Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of IR Parent or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of IR Parent outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;

(5) the adoption of a plan relating to the liquidation or dissolution of IR Parent; or

(6) the failure of IR Parent to own, directly or indirectly, at least 51% of the Voting Stock of IRGHCL.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) IR Parent becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii) the shares of the Voting Stock of IR Parent outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of such holding company immediately after giving effect to such transaction.

“Change of Control Triggering Event” means, with respect to the notes of any series, the occurrence of both a Change of Control and a Below Investment Grade Rating Event with respect to the notes of such series. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of the board of directors of IR Parent who: (1) was a member of such board of directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Investment Grade” means (1) a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); (2) a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and (3) a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to rate the notes of any series or fails to make a rating of the notes of any series publicly available for reasons outside of our control, a “nationally recognized statistical rating organization,” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by IRGHCL as a replacement agency for Moody’s, S&P or Fitch, or any of them, as the case may be, with respect to making a rating of the notes of such series.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Each of IR Parent and IRGHCL will use its reasonable best efforts to ensure that at all times at least two Rating Agencies are providing a rating for the notes.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of IR Parent’s and IR Parent’s subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of this phrase under applicable law. Accordingly, the ability of a holder of notes to require IRGHCL to purchase such holder’s notes as a result of a sale, lease, transfer conveyance or other disposition of less than all of IR Parent’s and IR Parent’s subsidiaries’ assets taken as a whole to another “person” may be uncertain.

Certain Covenants

The indenture includes the following covenants:

Limitation on Liens. IR Parent will not, and will not permit any restricted subsidiary to, create, assume or guarantee any indebtedness for money borrowed secured by any mortgage, lien, pledge, charge or other security interest or encumbrance of any kind (hereinafter referred to as a “mortgage” or “mortgages”) on any principal property of IR Parent or a restricted subsidiary or on any shares or funded indebtedness of a restricted subsidiary

(whether such principal property, shares or funded indebtedness are now owned or hereafter acquired) without, in any such case, effectively providing concurrently with the creation, assumption or guaranteeing of such indebtedness that the notes (together, if IR Parent shall so determine, with any other indebtedness then or thereafter existing, created, assumed or guaranteed by IR Parent or such restricted subsidiary ranking equally with the notes) shall be secured equally and ratably with (or prior to) such indebtedness. The indenture excludes, however, from the foregoing any indebtedness secured by a mortgage (including any extension, renewal or replacement, or successive extensions, renewals or replacements, of any mortgage hereinafter specified or any indebtedness secured thereby, without increase of the principal of such indebtedness or expansion of the collateral securing such indebtedness):

(1)	on property, shares or funded indebtedness of any Person existing at the time such Person becomes a restricted subsidiary;

(2)	on property existing at the time of acquisition of such property, or to secure indebtedness incurred for the purpose of financing the purchase price of such property or improvements or construction thereon which indebtedness is incurred prior to, at the time of or within 180 days after the later of such acquisition, the completion of such construction or the commencement of commercial operation of such property; provided, however, that in the case of any such acquisition, construction or improvement the mortgage shall not apply to any property previously owned by IR Parent or a restricted subsidiary, other than any previously unimproved real property on which the property is constructed or the improvement is located;

(3)	on property, shares or funded indebtedness of a Person existing at the time such Person is merged into or consolidated with IR Parent or a restricted subsidiary, or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to IR Parent or a restricted subsidiary;

(4)	on property of a restricted subsidiary to secure indebtedness of such restricted subsidiary to IR Parent or another restricted subsidiary;

(5)	on property of IR Parent or property of a restricted subsidiary in favor of the United States or any State thereof or Bermuda or the jurisdiction of organization of IR Parent, or any department, agency or instrumentality or political subdivision of the United States or any State thereof or Bermuda or the jurisdiction of organization of IR Parent, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgage; or

(6)	existing at the date of the indenture;

provided, however, that any mortgage permitted by any of clauses (1), (2), (3) and (5) above shall not extend to or cover any property of IR Parent or such restricted subsidiary, as the case may be, other than the property specified in such clauses and improvements to that property.

Notwithstanding the above, IR Parent or any restricted subsidiary may create, assume or guarantee secured indebtedness for money borrowed which would otherwise be prohibited in an aggregate amount which, together with all other such indebtedness for money borrowed of IR Parent and its restricted subsidiaries and the attributable debt of IR Parent and its restricted subsidiaries in respect of sale and leaseback transactions (as defined below) existing at such time (other than sale and leaseback transactions entered into prior to the date of the indenture and sale and leaseback transactions the proceeds of which have been applied in accordance with the indenture), does not at the time exceed 10% of the shareholders’ equity in IR Parent and its consolidated subsidiaries, as shown on the audited consolidated balance sheet contained in the latest annual report to shareholders of IR Parent.

“Attributable debt” means, as of any particular time, the lesser of (i) the fair value of the property subject to the applicable sale and leaseback transaction (as determined by the board of directors of IR parent) and (ii) the then present value (discounted at a rate equal to the weighted average of the rate of interest on all securities issued by IRGHCL then issued and outstanding under the indenture, compounded semi-annually) of the total net amount of rent required to be paid under such lease during the remaining term thereof (excluding any renewal term unless the renewal is at the option of the lessor) or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty). The net amount of rent required to be paid for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of, or measured or determined by, any variable factor, including, without limitation, the cost-of-living index and costs of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and after excluding any portion of rentals based on a percentage of sales made by the lessee. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated;

“mortgage” means, on any specified property, any mortgage, lien, pledge, charge or other security interest or encumbrance of any kind in respect of such property;

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity; and

“shareholders’ equity in IR Parent and its consolidated subsidiaries” means the share capital, share premium, contributed surplus and retained earnings of IR Parent and its consolidated subsidiaries, excluding the cost of shares of IR Parent held by its affiliates, all as determined in accordance with U.S. generally accepted accounting principles.

Limitation on Sale and Leaseback Transactions. IR Parent will not, and will not permit any restricted subsidiary to, enter into any sale and leaseback transactions (which are defined in the indenture to exclude leases expiring within three years of making, leases between IR Parent and a restricted subsidiary or between restricted subsidiaries and any lease of a part of a principal property which has been sold, for use in connection with the winding up or termination of the business conducted on such principal property), unless (a) IR Parent or such restricted subsidiary would be entitled to incur indebtedness secured by a mortgage on such principal property without equally and ratably securing the notes or (b) an amount equal to the fair value of the principal property so leased (as determined by the board of directors of IR Parent) is applied within 180 days (i) to the retirement (other than by payment at maturity or pursuant to mandatory sinking, purchase or analogous fund or prepayment provision) of (x) the notes or (y) other funded indebtedness of IR Parent or any restricted subsidiary ranking on a parity with the notes, provided, however, that the amount to be applied to the retirement of any funded indebtedness as provided under this clause (i) shall be reduced by (A) the principal amount of any notes delivered within 180 days after such sale or transfer to the trustee for the notes for retirement and cancellation and (B) the principal amount of other funded indebtedness ranking on parity with the notes voluntarily retired by IR Parent within 180 days after such sale or transfer; or (ii) to purchase, improve or construct principal properties, provided that if only a portion of such proceeds is designated as a credit against such purchase, improvement or construction, IR Parent shall apply an amount equal to the remainder as provided in (i) above.

Restrictions Upon Merger and Sales of Assets. IRGHCL shall not consolidate, amalgamate or merge with or into any other Person (whether or not affiliated with IRGHCL) and IRGHCL or its successor or successors shall not be a party or parties to successive consolidations, amalgamations or mergers and IRGHCL shall not sell, convey or lease all or substantially all of its property to any other Person (whether or not affiliated with IRGHCL) authorized to acquire and operate the same, unless (i) upon any such consolidation, amalgamation, merger, sale, conveyance or lease, the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on all of the notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed by IRGHCL shall be expressly assumed, by supplemental indenture reasonably satisfactory in form to the trustee for the notes, executed and delivered to the trustee by the Person (if other than IRGHCL) formed by such consolidation or amalgamation, or into which IRGHCL shall have been merged, or by the Person which shall have acquired or leased such property, and (ii) such Person shall be a solvent corporation, partnership, limited liability company, trust or any other entity organized under the laws of the United States of America or a State thereof or the District of Columbia or Bermuda or of a member state of the European Union. IRGHCL will not so consolidate, amalgamate or merge, or make any such sale, lease or other conveyance, and IRGHCL will not permit any other Person to merge into IRGHCL, unless immediately after the proposed consolidation, amalgamation, merger, sale, lease or other conveyance, and after giving effect thereto, no default in the performance or observance by IRGHCL or such successor Person, as the case may be, of any of the terms, covenants, agreements or conditions contained in the indenture with respect to the notes shall have occurred and be continuing.

If upon any such consolidation, amalgamation, merger, sale, conveyance or lease, any principal property or any shares or funded indebtedness of any restricted subsidiary would become subject to any mortgage (other than a mortgage to which such principal property or such shares of stock or funded indebtedness of such restricted subsidiary may become subject as provided under “—Limitations on Liens” without equally and ratably securing the notes) (the “triggering mortgage”), IR Parent will secure the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on the notes (together with, if IR Parent shall so determine, any other indebtedness of or guarantee by IR Parent or such restricted subsidiary ranking equally with the notes) by a mortgage on such principal property or such shares of stock or funded indebtedness of such restricted subsidiary, the lien of which will rank prior to the lien of such triggering mortgage.

Each Guarantor shall not consolidate, amalgamate or merge with or into any other Person (whether or not affiliated with such Guarantor) and such Guarantor and its successor or successors shall not be a party or parties to successive consolidations, amalgamations or mergers and such Guarantor shall not sell, convey or lease all or substantially all of its property to any other Person (whether or not affiliated with such Guarantor) authorized to acquire and operate the same, unless (i) upon any such consolidation, amalgamation, merger, sale, conveyance or lease, the performance of the obligations under the guarantee of such Guarantor, and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed by such Guarantor shall be expressly assumed, by supplemental indenture reasonably satisfactory in form to the trustee for the notes, executed and delivered to the trustee by the Person (if other than IRGHCL or a Guarantor) formed by such consolidation or amalgamation, or into which such Guarantor shall have been merged, or by the Person which shall have acquired or leased such property, and (ii) such Person shall be a solvent corporation, partnership, limited liability company, trust or any other entity organized under the laws of the United States of America or a State thereof or the District of Columbia or Bermuda or of a member state of the European Union. Furthermore, such Guarantor will not so consolidate, amalgamate or merge, or make any such sale, lease or other conveyance, and such Guarantor will not permit any other Person to merge into it, unless immediately after the proposed consolidation, amalgamation, merger, sale, lease or other conveyance, and after giving effect thereto, no default in the performance or observance by such Guarantor or such successor Person, as the case may be, of any of the terms, covenants, agreements or conditions in respect of the notes contained in the indenture or the guarantee of such Guarantor shall have occurred and be continuing.

Certain Definitions. The term “funded indebtedness” means indebtedness created, assumed or guaranteed by a person for money borrowed which matures by its terms, or is renewable by the borrower to a date, more than one year after the date of its original creation, assumption or guarantee.

The term “principal property” means any manufacturing plant or other manufacturing facility of IR Parent or any restricted subsidiary, which plant or facility is located within the United States, except any such plant or facility which the board of directors of IR Parent by resolution declares is not of material importance to the total business conducted by IR Parent and its restricted subsidiaries.

The term “restricted subsidiary” means any subsidiary which owns a principal property excluding, however, any entity the greater part of the operating assets of which are located, or the principal business of which is carried on, outside the United States. For the avoidance of doubt, IRGHCL is a restricted subsidiary.

The term “subsidiary” means any corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust or any other entity of which at least a majority of the outstanding stock or equity interests having voting power under ordinary circumstances to elect a majority of the board of directors or similar body of said entity shall at the time be owned by IR Parent or by IR Parent and one or more subsidiaries or by one or more subsidiaries of IR Parent.

Events of Default

Each of the following is an event of default with respect to the notes of any series under the indenture:

•	default in payment of any interest on the notes of such series when it becomes due and payable which continues for 30 days (subject to the deferral of any interest payment in the case of an extension period);

•	default in payment of any principal of (or premium, if any, on) the notes of such series when due either at its stated maturity date upon redemption, upon acceleration or otherwise;

•	default in performance of any other covenant in such indenture (other than a covenant included solely for the benefit of notes of another series) which continues for 90 days after receipt of written notice;

•	certain events of bankruptcy, insolvency or reorganization relating to IRGHCL or any Guarantor; or

•	a guarantee of the notes of such series shall for any reason cease to be, or shall for any reason be asserted in writing by IRGHCL or the Guarantors not to be, in full force and effect and enforceable in accordance with its terms except to the extent contemplated by the indenture and such guarantee.

The indenture provides that the trustee may withhold notice to the holders of the notes of any default (except in payment of principal, premium, if any, or interest, if any, on such series or in payment of any sinking fund installment on such series) if the trustee considers it is in the interest of such holders to do so.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. In case an event of default (other than a default resulting from bankruptcy, insolvency or reorganization) shall occur and be continuing with respect to the notes of any series, the trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding notes of such series may declare the principal amount on all the notes of such series (or, if the notes of such series were issued at a discount, such portion of the principal as may be specified in the terms of the notes of such series) to be due and payable. If an event of default results from bankruptcy, insolvency or reorganization, the principal amount of all the notes (or, if the notes of any series were issued at a discount, such portion of the principal as may be specified in the terms of the notes of such series) will automatically become due and payable. Any event of default with respect to the notes of any series (except defaults in payment of principal of (or premium, if any, on) or interest, if any, on the notes of such series or a default in respect of a covenant or provision that cannot be modified without the consent of the holder of each outstanding note of such series) may be waived by the holders of at least a majority in aggregate principal amount of the notes of such series then outstanding.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee is under no obligation to exercise any of the rights or powers under such indenture at the request, order or direction of any of the holders of the notes, unless such holders shall have offered to the trustee security or indemnity reasonably satisfactory to it. Subject to such provisions for the indemnification of the trustee and certain limitations contained in the indenture, the holders of a majority in principal amount of the notes of any series then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of such series. IR Parent is required annually to deliver to the trustee an officer’s certificate stating whether or not the signers have knowledge of any default in the performance by IRGHCL and any Guarantor of the covenants described above. In addition, promptly (and in any event within 5 business days) upon IR Parent becoming aware of the occurrence of any default or event of default, IR Parent is required to deliver to the trustee an officer’s certificate setting forth the details of such default or event of default and the actions which IR Parent, IRGHCL and the other Guarantors, as applicable, propose to take with respect to such default or event of default.

Discharge

The indenture may be discharged with respect to the notes of any series (with the exception of specified provisions as provided in the indenture) when IRGHCL requests such discharge in writing accompanied by an officer’s certificate and an opinion of counsel, in each case stating that all conditions precedent to discharge under the indenture have been satisfied and either:

A.	all notes of such series, with the exceptions provided for in the indenture, have been delivered to the trustee for cancellation; or

B.	all notes of such series not theretofore delivered to the trustee for cancellation (1) have become due and payable; (2) will become due and payable at their stated maturity within one year; (3) are to be called for redemption within one year; or (4) have been deemed paid and discharged pursuant to the terms of the indenture;

and IRGHCL has deposited or caused to be deposited with the trustee in trust an amount of (a) money, or (b) in the case of clauses (B)(2) and (B)(3), (I) U.S. government obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide not later than one day before the stated maturity or redemption date, as the case may be, money in an amount or (II) a combination of money or U.S. government obligations as provided in (I) above, in each case sufficient to pay and discharge the entire indebtedness on such notes of such series not theretofore delivered to the trustee for cancellation, for principal, premium, if any, and interest, if any, to the date of such deposit in the case of notes of such series which have become due and payable or to the stated maturity or redemption date, as the case may be.

Defeasance

The indenture provides that IRGHCL may discharge the entire indebtedness of all outstanding notes of any series and the provisions of the indenture as they relate to the notes of such series will no longer be in effect in respect of IRGHCL and the Guarantors (with the exception of specified provisions as provided in the indenture) if IRGHCL deposits or causes to be deposited with the trustee, in trust, money, or U.S. government obligations, or a combination thereof, which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments, if any) of, premium, if any, and interest, if any, on the notes of such series on the dates such payments are due in accordance with the terms of the notes of such series to their stated maturities or to and including a redemption date which has been irrevocably designated by IRGHCL for redemption of the notes of such series. To exercise any such option, IRGHCL is required to meet specified conditions, including delivering to the trustee an opinion of counsel to the effect that (a) IRGHCL has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the date of this offering, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, holders of the notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance or discharge and that no event of default or default shall have occurred and be continuing.

The indenture provides that, at the election of IRGHCL, IRGHCL and the Guarantors need not comply with certain restrictive covenants of the indenture as to the notes of any series (as described above under “— Certain Covenants—Limitation on Liens,” “—Limitation on Sale and Leaseback Transactions” and the third paragraph of “—Restrictions Upon Merger and Sales of Assets”), upon the deposit by IRGHCL with the trustee, in trust, of money, or U.S. government obligations, or a combination thereof, which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments, if any) of, premium, if any, and interest, if any, on the notes of such series on the dates such payments are due in accordance with the terms of the notes of such series to their stated maturities or to and including a redemption date which has been irrevocably designated by us for redemption of the notes of such series. To exercise any such option, IRGHCL will be required to meet specified conditions, including delivering to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the notes of such series to recognize income, gain or loss for federal income tax purposes.

Modification of the Indenture

The indenture contains provisions permitting IRGHCL, the Guarantors and the trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected by such modification (voting as one class), to modify such indenture or the rights of the holders of the debt securities, except that no such modification shall, without the consent of the holder of each debt security so affected:

•	change the maturity of any debt security, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof (including, in the case of a discounted debt security, the amount payable thereon in the event of acceleration) or any redemption premium thereon, or change the place or medium or currency of payment of such debt security, or impair the right of any holder to institute suit for payment thereof, or release any Guarantor from any of its obligations under its guarantee otherwise than in accordance with the terms of the indenture;

•	reduce the percentage of debt securities, the consent of the holders of which is required for any such modification or for certain waivers or other modifications under such indenture;

•	make the notes of any series payable in currency other than that stated herein;

•	expressly subordinate in right of payment the notes of any series or a guarantee thereof; or

•	modify certain provisions of the indenture related to entry into a supplemental indenture with consent of holders, waiver of past defaults and waiver of certain covenants, except under certain circumstances specified in the indenture.

The indenture contains provisions permitting IRGHCL, the Guarantors and the trustee, without the consent of any holders, to modify the indenture for any of the following purposes:

•	to evidence the succession of another corporation, partnership, limited liability company, trust or any other entity to IRGHCL or any Guarantor and the assumption by any such successor of IRGHCL’s covenants in the indenture and the debt securities or such Guarantor’s covenants in the indenture and the guarantee, as the case may be;

•	to add to IRGHCL’s or any Guarantor’s covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon IRGHCL or such Guarantor, as the case may be, in the indenture;

•	to add any additional events of defaults;

•	to add or change any provisions of the indenture to such extent as may be necessary to permit or facilitate the issuance of debt securities in bearer form;

•	to change or eliminate any provision of the indenture, provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to such modification which is entitled to the benefit of such provision;

•	to secure the debt securities;

•	to establish the form or terms of any debt securities of any series as permitted by the indenture;

•	to establish the form or terms of a related guarantee of any debt securities as permitted by the indenture;

•	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the debt securities of one or more series and to add or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to evidence and provide for the acceptance of appointment of a trustee other than The Bank of New York Mellon as trustee for a series of debt securities and to add or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to provide for any rights of the holder of debt securities of any series to require the repurchase of debt securities of such series from IRGHCL;

•	to cure any ambiguity, omission, mistake or defect, to correct or supplement any provision of the indenture which may be inconsistent with any other provision of the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, provided such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect;

•	to continue its qualification under the Trust Indenture Act of 1939 or as may be necessary or desirable in accordance with amendments to that Act;

•	to provide for the issuance of exchange notes;

•	to provide for the issuance of additional notes of any series in accordance with the indenture;

•	to conform the supplemental indenture for a series of notes to this section, “Description of Notes”;

•	to add guarantees with respect to the notes;

•	to amend the provisions of the indenture relating to the transfer and legending of the notes of any series, including, without limitation, to facilitate the issuance and administration of the notes of any series; provided that compliance with the indenture as so amended would not result in the notes of such series being transferred in violation of the Securities Act or any applicable securities law; or

•	for any other reason specified in the board resolution, officer’s certificate or supplemental indenture establishing the applicable series of debt securities.

Concerning the Trustee

We may from time to time maintain lines of credit and have other customary banking relationships with the trustee and its affiliated banks.

Governing Law

The indenture, notes and the guarantees are governed by, and construed in accordance with, the law of the State of New York.

Tax Considerations

IRGHCL may request at any time from holders of notes who are “United States persons” within the meaning of Section 7701(a)(30) of the Code to provide a properly completed and duly executed U.S. Internal Revenue Service Form W-9 (or valid substitute form) and from holders of notes who are not “United States persons” within the meaning of Section 7701(a)(30) of the Code to provide a properly completed and duly executed U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY (or valid substitute form). Any such request must be complied with by such holder or holders within 30 days’ of the receipt thereof, such request to be made in writing and mailed by first-class mail to the registered address of such holder or holders. Furthermore, if a form previously delivered expires or becomes obsolete, or if there is a change in circumstances requiring a change in the form previously delivered, the holder of the notes that previously delivered such form shall deliver a new, properly completed and duly executed form on or before the date that the previously delivered form expires or becomes obsolete or promptly after the change in circumstances occurs.

BOOK ENTRY DELIVERY PROCEDURES

The certificates representing the exchange notes will be issued in fully registered form without interest coupons.

Each issue of exchange notes will be represented by a global note in definitive, fully registered form without interest coupons. The global notes will be deposited with the applicable trustee as custodian for DTC and registered in the name of a nominee of DTC.

Except in the limited circumstances described below, owners of beneficial interests in global notes will not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which rules and procedures may change from time to time.

The Global Notes

We expect that pursuant to procedures established by DTC (i) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the exchange notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such global notes for all purposes under the Indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the applicable Indenture with respect to the applicable exchange notes.

Payments of the principal of, premium (if any) on, interest (including additional interest) on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of our company, any Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including additional interest) on any global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the applicable indenture, DTC will exchange the global notes for certificated securities.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither our company nor any Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option and subject to DTC’s procedures, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

The holder of a non-global note may transfer such note, subject to compliance with the provisions of the applicable legend, by surrendering it at the office or agency maintained by us for such purpose in The City and State of New York, which initially will be the office of the applicable trustee in such location. Upon the transfer, change or replacement of any note bearing a legend, or upon specific request for removal of a legend on a note, we will deliver only notes that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to us such satisfactory evidence, which may include an opinion of counsel, as may reasonably be required by us that neither such legend nor any restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act. Before any note in non-global form may be transferred to a person who takes delivery in the form of an interest in any global note, the transferor will be required to provide the applicable trustee with a Restricted Global Note Certificate or a Regulation S Global Note Certificate (each as described in the indenture), as the case may be. Upon transfer or partial redemption of any note, new certificates may be obtained from the applicable trustee. Notwithstanding any statement herein, we and the trustees reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and any State therein and any other applicable laws or as DTC may require.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFERS

The exchange of eligible notes for exchange notes in the exchange offers will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the eligible note exchanged therefor and the basis of the exchange note will be the same as the basis of the eligible note immediately before the exchange.

In any event, persons considering the exchange of eligible notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include plan assets of any such plans, accounts or arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we, a Guarantor or an initial purchaser is considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the Issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding (and the exchange of exchange notes for eligible notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note (including an exchange note) each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes (and the exchange of exchange notes for eligible notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing or exchanging the notes (and holding or disposing the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase, holding and disposition of the notes. As indicated above, Similar Laws governing investment and management of the assets of governmental or non-U.S. Plans may contain fiduciary and prohibited transaction requirements similar to those under ERISA and the Code. Accordingly, fiduciaries of such Plans, in consultation with their advisors, should also consider the impact of their respective laws and regulations, including any applicable Similar Laws, on investments in the notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for eligible notes where such eligible notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until August 11, 2014, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the notes and guarantees will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York with respect to U.S. legal matters, by Arthur Cox, special Irish counsel, with respect to Irish legal matters, and by Appleby (Bermuda) Limited, special Bermuda counsel, with respect to Bermuda legal matters.

EXPERTS

The financial statements and financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the 2013 Form 10-K have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

IR plc has been advised by its Irish counsel, Arthur Cox, that a judgment for the payment of money rendered by a court in the United States would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. In order to enforce a monetary judgment obtained in the United States in Ireland, separate proceedings have to be issued seeking an Irish judgment in the terms of the U.S. judgment. A summary procedure is available in circumstances where an applicant can establish that:

•	the U.S. judgment is for a definite sum;

•	the U.S. judgment is final and conclusive; and

•	the U.S. judgment is of a court which, as a matter of Irish law, is of competent jurisdiction.

Even if the matters referred to above are established by an applicant, an Irish court may on certain grounds refuse to enforce the U.S. judgment. These grounds include:

•	the U.S. judgment having being obtained by fraud;

•	the U.S. judgment violating Irish public policy;

•	the U.S. judgment being in breach of natural justice; or

•	the U.S. judgment being irreconcilable with an earlier judgment.

IRCL and IRIHL have been advised by their Bermuda counsel, Appleby (Bermuda) Limited, that a judgment for the payment of money rendered by a court in the U.S. based on civil liability would not be automatically enforceable in Bermuda. There is no treaty between Bermuda and the United States providing for the reciprocal enforcement of foreign judgments. IRCL and IRIHL have also been advised by their Bermuda counsel that a final and conclusive judgment obtained in a court of competent jurisdiction in the U.S. under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) may be the subject of an action in the Supreme Court of Bermuda under the common law doctrine of obligation by action on the debt evidenced by the judgment of such foreign court. Such an action should be successful provided that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, as long as (i) the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in Bermuda; and (ii) the judgment is not contrary to public policy in Bermuda, was not obtained by fraud or in proceedings contrary to natural justice and is not based on an error in Bermuda law.

Enforcement of such a judgment against assets in Bermuda may involve the conversion of the judgment debt into Bermuda dollars, but the Bermuda Monetary Authority has indicated that its present policy is to give the consents necessary to enable recovery in the currency of the obligation. No stamp duty or similar or other tax is payable in Bermuda on the enforcement of a foreign judgment. Court fees will be payable in connection with proceedings for enforcement.

It may be difficult for a securityholder to effect service of process within the U.S. or to enforce judgments obtained against any of IR plc, IRCL or IRIHL in U.S. courts. Each of IR plc, IRCL and IRIHL has agreed that it may be served with process with respect to actions based on offers and sales of securities made in the United States and other violations of U.S. securities laws by having Ingersoll-Rand Company, a New Jersey corporation and wholly-owned subsidiary of IR plc, be its U.S. agent appointed for that purpose. Ingersoll-Rand Company is located at 800-E Beaty Street, Davidson, North Carolina 28036. A judgment obtained against any of IR plc, IRCL, or IRIHL in a U.S. court would be enforceable in the United States but could be executed upon only to the extent the company has assets in the United States. An act which results in IRCL, IRIHL or IR plc or their respective directors or officers being in breach of the civil liability provisions of U.S. law would not, by virtue of the breach of U.S. law, be actionable before a court in Ireland or Bermuda, although such act may potentially give rise to a cause of action under the local laws of Bermuda (in the case of IRCL or IRIHL, or their respective directors or officers) or Ireland (in the case of IR plc or its directors or officers).